Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tricida, Inc. 2018 Equity Incentive Plan and the Tricida Inc. Employee Stock Purchase Plan of our reports dated February 26, 2021, with respect to the financial statements of Tricida, Inc. and the effectiveness of internal control over financial reporting of Tricida, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 13, 2022